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Form of amendment to the Articles of Incorporation
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Pursuant to Section 1912 of the Pennsylvania Business Corporation Law, the
existing text of the articles or provisions thereof that is proposed to be amended is set forth with brackets around language that is to be deleted and underscoring under language that is to be added.

          RESOLVED, that the first paragraph of Article FIFTH of the Articles of Incorporation shall be amended to read as set forth below:

          FIFTH: The aggregate number of shares which the Corporation shall have the authority to issue is [210,000,000] 360,000,000 shares, divided into [200,000,000] 350,000,000 shares of Common Stock, par value $1.00 per share and 10,000,000 shares of Series Preferred Stock, without par value. The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of any class or any series of any class that may be desired.